                                   EXHIBIT A

                 RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY

PART A: TCW ENTITIES

PARENT HOLDING COMPANY:

       The TCW Group, Inc.

       Robert Day (an individual who may be deemed to control The TCW Group, Inc.)


RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13D-1(B):

(i) TCW Capital Investment Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


PART B: NON TCW ENTITIES

PARENT HOLDING COMPANY:

        Robert Day (an individual who may be deemed to control the entities described below which are not subsidiaries of The TCW Group, Inc.)

RELEVANT SUBSIDIARIES THAT ARE PERSONS DESCRIBED IN RULE 13D-1(B):

        Oakmont Corporation, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.





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